SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
                                                           Confirmation #1298568
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                                   SCOTTISH RE

                            Moderator: Michael French
                                November 4, 2004
                                   10:00 am CT


Operator:           Good morning, my name is (Mary Ann). And, I will be your
                    conference facilitator. At this time, I would like to welcome everyone to the Scottish Re Group Limited Third
                    Quarter Earnings Release Conference Call.

                    All lines have been placed on mute to prevent any background noise. After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

                    If you would like to withdraw your question, press star then the number two on your telephone keypad. Thank you. I would now like to turn the conference over to Mr. Michael French, Chairman and CEO of Scottish Re. Mr. French, you may begin your conference.

Michael French:     Thank you, operator and good morning everyone. Welcome to
                    the Scottish Re Group third quarter conference call. We'll begin the call with comments about the company's financial results and give an overview of the development of the company's business.


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
                                                           Confirmation #1298568
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                    And, after concluding our prepared remarks, we'll take your questions. There will be a recording of this call available after 1:00 today running through November 18 and instructions on how to access that are included in today's earnings release.

                    Also, a replay of the call can be accessed on our web site, scottishre.com. Before we begin the financial overview, please keep in mind that certain statements that we make are forward-looking statements within the meaning of the federal securities laws.

                    And, management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied. At this time, I'm going to turn the call over to Scott Willkomm to discuss our financial results and our operations for the quarter. Scott.

Scott Willkomm:     Good morning, everyone. Scottish Re reported this morning
                    that income from continuing operations for the quarter ended
                    September 30, 2004 was $12.8 million or 34 cents per diluted share as compared to $1.8 million or 5 cents per diluted share for the prior year period.

                    Income from continuing operations for the nine months ended September 30 was $50.5 million or $1.35 per diluted share compared with $18.5 million or 60 cents per diluted share for the year ago period.

                    Net operating earnings were $20 million or 54 cents per diluted share for the quarter ended September as compared to $800,000 or 2 cents per diluted share for the prior year period.


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
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                    Net operating earnings were $53.7 million or $1.44 per
                    diluted share for the nine months ended September 30 as compared to $22.7 million or 74 cents per diluted share for the prior year period.

                    As you know, net operating earnings is a non-GAAP measurement. We determined net operating earnings by adjusting GAAP income from continuing operations, by net realized capital gains and losses, and the change in value of embedded derivatives, as adjusted for the related affects upon the amortization of deferred acquisition costs and taxes.

                    While these items may be significant components in understanding and assessing the company's consolidated financial performance, the company believes that the presentation of net operating earnings enhances the understanding of its results of operations by highlighting earnings attributable to the normal, recurring operations of its business.

                    However, net operating earnings are not a substitute for income from continuing operations determined in accordance with U.S. GAAP. Net income for the quarter amounted to $12.8 million or 34 cents per diluted share, as compared to $1.6 million or 5 cents per diluted share for the prior year period.

                    For the nine months, net income amounted to $50.5 million or $1.35 per share as compared to $16.7 million or 55 cents per diluted share for the year ago period. Total revenue for the quarter increased to $198.1 million from $134.6 million for the prior year period which represents an increase of 47%.

                    For the nine months, total revenue increased to $606 million from $360 million for the prior year period which is a 68% increase. Total benefits and


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
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                    expenses increased to $189.5 million for the quarter from
                    $140.9 million which is a 34% increase.

                    And, for the nine months ended September 30, total benefits and expenses increased to $560.8 million from $350.4 million which is an increase of 60%. The increases in both the total revenue and total benefit and expense were principally drive by the acquisition of Scottish Re Life Corporation which was previously called ERC Life and growth in the company's re-insurance business in North American, as well as, growth in its investment income due to the increase of its invested asset base.

                    ERC Life added approximately $30 million of premium this quarter and $108 million in the year to date period. ERC Life is currently performing in line with our initial budget for the quarter, as well as, for the nine months.

                    The company's total assets were $6.9 billion as of September 30, 2004. Our core investment portfolio which includes cash and cash equivalents but not including funds with held in interest totaled $3.1 billion at an average quality rating of double A minus and effective duration of 3.3 years and a weighted average book yield of 4.3%.

                    This compares with a portfolio balance of $2.4 billion, average quality rating of Double A minus, effective duration of 3.9 years, and an average book yield of 4.5% as of December 31, 2003.

                    Funds with held in interest amounted to $1.5 billion, had an average quality rating of A minus, and an effective duration of 4.8 years and a weighted average book yield of 6.2% as of September 30, 2004.


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
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                    This compares with an average quality rating of A minus and effective duration of 5.1 years and an average book yield of 6.3% as of December 31, 2003. The market value of the funds with held at interest amounted to $1.5 billion as of September 30.

                    Investment losses which are presented before taxes but include the amortization of deferred acquisition costs totaled $3.4 million in the quarter and $3.7 million since the beginning of the year.

                    Losses for the quarter and year to date include $2.2 million arising from the mark to market of an interest rate swap. We entered into this swap to mitigate the impact of rising rate on certain of our assets not supporting re-insurance liabilities.

                    This interest rate swap has not been designated as a hedge and accordingly, the mark to market runs through the income statement. The quarter and the year to date impairment losses amounted to $1.2 million and $3.2 million, respectively.

                    During 2003, we adopted (Digby) 36 which requires us to account for our modified co-insurance contracts on a fair value basis. The change in fair value of the derivative for the quarter amounted to a loss of $5.5 million net of related amortization of deferred acquisition costs.

                    The gain for the year to date period amounts to $456,000. Changes in the value of this derivative are caused by changes in interest rates and/or credit spreads. During this quarter and the year to date, the gain has arisen principally because of the decrease in rates.


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
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                    Going forward, we would generally expect to experience a
                    gain as rates rise and the losses they fall. On a longer term basis, the value of the embedded derivative will trend towards zero.

                    As discussed earlier, changes in this value are excluded from operating earnings and do not impact the economics of these contracts. Our book value per share as of September 30 amounted to $20.08 compared to $18.73 as of the beginning of the year.

                    Excluding the impact of FASB 115, book value per share amounted to $19.68 per share in comparison with $18.51 per share as of December 31, 2003. I'd like to take a moment to give you a brief overview of the progress we're making in our business and some guidance as to how we measure that progress.

                    We'll start with our traditional solutions business in which we provide mortality risk transfer capacity for the top life insurance companies in North America.

                    As of September 30, 2004, the company had approximately $307 billion of life re-insurance in force covering approximately
                    7.5 million lives with an average benefit per life of $41,000.

                    As of December 31, 2003, the company had approximately $275 billion of life re-insurance in force in its North American segment covering 6.2 million live with an average benefit per life of $43,000.

                    During the quarter, we originated approximately $16 billion of new traditional life re-insurance from existing and new clients. On a year to date basis, we originated approximately $43 billion.


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
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                    Our production goal for this year in the traditional
                    solutions business has been to originate between $65 and $70 billion of new business. And, we're well on our way to meeting this goal.

                    Mortality experience continues to be favorable as well with actual experience in the third quarter of the year running slightly below expected levels. Since inception of the traditional solutions business line, mortality is approximately 95% of expected levels on a cumulative basis.

                    We anticipate our mortality to continue to remain approximately around 100% of expected levels and we see no adverse trends emerging. And, as previously stated, the projections we use to develop our plan and long range forecasts are based on 100% of expected mortality.

                    Also, during the quarter in connection with some of our efforts to secure ties, our regulation Triple X reserves, we performed a (Seriadam) Mortality Study that was validated by a leading independent actuarial consulting firm and supports the information that we've presented.

                    In our financial solutions business, we measure progress by measuring the GAAP reserves that we hold on our balance sheet. Reserves for the financial solutions business increased modestly to $3.3 billion as of the end of the quarter compared to $2.9 billion as of the beginning of the year.

                    As we have said in the past, we've been very selective in re-insuring additional fixed annuity business due to the current interest rate environment in what we perceive to be non-economic pricing decisions that prevail in the primary market.


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
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                    On a same store basis, spreads on the fixed annuity
                    portfolio remains unchanged at about 165 basis points from the prior quarter but increased by 11 basis points from the third quarter of 2003.

                    Relative to last quarter, a three basis point decrease in average investment yield was offset by a three basis point decrease in the average crediting rate. In relation to the third quarter of 2003, yields dropped 15 basis points while the average crediting rate dropped by 27 basis points.

                    Over both periods, the decline in yields rose mainly from the employment of new money yields lower than the average in force yield on the related portfolios. Most of our three and five year guaranteed products have scheduled increases of 15 or 25 basis points at each policy anniversary.

                    On annual reset products, however, our clients have been taking advantage of low new money rates to reduce crediting rates on annual renewals. In our international business, premiums in the quarter were approximately $29.5 million which is a slight decline from the $30.2 million that we reported for the quarter, third quarter of last year.

                    This year over year comparison is due to, first of all, changing from a cash basis of accounting for premiums earnings which makes the comparison somewhat difficult.

                    And, two, our decision not to renew several under performing treaties. The net result is to improve the margins of our international book going forward. We expect the international business will continue to grow and support significantly wider margins than our North American business.


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
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                    And, in addition, the non-U.S. markets are experiencing many of the capacity constraints that we see in North America which presents in our opinion both significant growth opportunities, as well as, improving pricing conditions.

                    As you all may know, on October 18, we announced that we had agreed to acquire the U.S. individual life re-insurance business of ING Re. We will re-insure the liabilities of all of ING Re's individual life business through a co-insurance transaction.

                    ING Re will transfer to us assets equal to reserves of approximately $800 million and will pay us a seating commission of $560 million. These assets will be held in trust to secure the reserve obligations of the business that we're assuming.

                    In addition, ING Re will transfer certain operating assets associated with the business that are principally computing systems. Following the acquisition, Scottish Re will have approximately $1 trillion of life re-insurance in force; $8.8 billion in total assets; approximately $2.1 billion in revenue; and a capital base of approximately $1.3 billion.

                    Scottish Re and ING Re have complimentary broadly diversified books of traditional mortality business with minimal overlap. This transformational transaction will allow Scottish Re to further increase its new business production while also giving Scottish Re the opportunity to further enhance its operational infrastructure and achieve economies of scale.

                    In addition to the assets to be transferred by ING Re, we will raise an additional $230 million of capital to satisfy the capital requirements to support the acquired business. This new capital includes $180 million to be provided


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
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                    by The Cypress Group which is a private equity firm and
                    approximately $50 million of additional trust preferred securities.

                    Scottish Re, Cypress, and advisors which included Accenture, Bear Stearns, Ernst & Young, Merrill Lynch, and Tillinghast performed extensive due diligence on the acquired business.

                    We arrived at our valuation through extensive actuarial and economic analysis and by effectively re-pricing the business to meet our group's return hurtles. Let's talk about the integration of ERC Life which we have recently completed the transfer of the ERC Life business to the Scottish Re platform.

                    Since the closing of the transaction on December 22 of last year, several enhancements to our organizations infrastructure has been made to better manage this acquired block of business.

                    These enhancements included an updated claims database, account management system, mapping of electronic and paper data fees, and an actuarial system to handle the individual session business.

                    For the quarter and the nine months, as we mentioned, the ERC block of business has been performing consistent with our pricing expectations. Let's return in some respect to our attention to the subject of (Cokehauser), contingent convertible debt instruments.

                    During the quarter ended September 30, 2004, EITF04-8 the effect of continually convertible debt on diluted earnings per share was issued by the FASB. EITF04-8 requires that instruments with embedded conversion features that are contingent upon market price triggers be included in diluted


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
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                    earnings per share calculations regardless of whether the
                    contingency has been met.

                    Scottish Re's 4.5% senior convertible notes are convertible on the basis of a market price trigger. On October 26, 2004, we amended the terms of these notes so that we are required to settle the principal amount of $115 million in cash.

                    As a result, we shall continue to apply the treasury stock method in calculating diluted earnings per share for amount in excess of the principal of $115 million.

                    We're pleased to announce as well that our board of directors has named Jean-Claude Damerval as the Director of Scottish Re Group Limited. Jean-Claude will be taking the board seat vacated by (Contron) who stepped down during our
                    - following our last board meeting.

                    Throughout his career, Mr. Damerval has been actively involved in supporting corporate finance operations within the insurance industry including mergers and acquisitions to mutualizations, joint ventures, strategic alliances, and capital restructurings.

                    Mr. Damerval brings with him a proven track record in complex negotiations which occurred all around the world. We're delighted that Mr. Damerval has agreed to serve as a Director of Scottish Re. And, we look forward to benefiting from his more than 30 years of experience in the finance and insurance industries.

                    Mr. Damerval is experienced in the industry and included leadership roles in many international transactions and organizations. From October 1994 to


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
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                    March 2003, Mr. Damerval represented the interests of
                    Artemis in connection with it's investment in management over sight of Aurora National Life as both a director and executive committee member.

                    Between July 1997 and late 1999, Mr. Damerval served an active role in projects associated with Price Waterhouse Coopers in the UK, France, and Japan.

                    Mr. Damerval's significant role in the insurance industry on an international scale has also included leading the national mutual negotiations in Australia on behalf of AXA from September 1994 to October 1995, as well as, being the lead executive in charge of the acquisition and sponsored to mutualization of the equitable.

                    Over the course of his career, Mr. Damerval had served on the board of directors with a number of prominent insurance companies including AXA, (Occidalitalia), Artermis, (unintelligible) Life, CX Re, and IMA, Italy's foremost composite insurer. We welcome Mr. Damerval to our board.

                    Now, let us turn our attention to earnings guidance for the balance of 2004 and then we'll turn to preliminary earnings guidance for 2005. Our efforts to further build the business of Scottish Re in 2004 has paved the way for substantial increases in the three key financial measures by which we measure our successes in organization, growth and operating earnings per share; growth in book value per share; and increasing returns on equity.

                    And, our expectations for 2004 and the balance of the year are consistent with those objectives. Let's discuss by reviewing our revenue expectations. We have used 2003 total revenues of $557 million as a point of reference.


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
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                    And, we would expect that Scottish Re's total revenues for the year ended 2004 would grow approximately 50 to 60% over that number to between $835 million to $890 million and driving the revenue increases the growth in earned premiums of approximately 54 to 56% over 2003's value and the growth in investment income of 55% over 2003's number as well.

                    And, we expect that earned premiums will represent approximately 69 to 70% of total revenue with approximately 29 to 30% represented by investment income. On a year to date basis, premium earned was about $440 million, a 73% of our expectations for the year.

                    In addition, year to date total revenue was $606 million or 70% of our expectations for the year. Thus, one takes into account the seasonal pattern of premium flows that happen to be skewed towards the second half and particularly the fourth quarter of the year; you can see why we remain confident that our revenue expectations are achievable.

                    Using Moody's Credit Default models, we expect that our bond portfolio will produce realized losses totaling approximately $7 to $10 million in 2004 based on the portfolio's size and weighted average Moody's Default Score.

                    While we have only reported net realized losses on a year to date basis of $3.7 million, we have not changed our specific guidance with respect to this number. Finally, we expect to report fee income of approximately $10 to $15 million for the year with $8.7 million of fee income reported year to date that expectation remains reasonable.

                    Of the revenue, we expect to report in 2004 approximately 60% will be driven by our North American mortality risk transfer business; 20% from our North


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
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                    American Financial Solutions business; and approximately 20%
                    from our international solutions business.

                    And, we expect that our North American traditional business will originate approximately $65 to $70 billion of new business which represents an increase of 18 to 27% over 2003's level.

                    And, to that - and to date, we have originated approximately $43 billion of new mortality risk business which is approximately 61% of our objective for 2004. However, keep in mind, we're not motivated by market share objectives and merely use such as a simple yardstick.

                    We're focused on writing well priced business that meets or exceeds our risk adjusted return objectives and builds long term value in the companies. In terms of operating expenses, we continue to leverage our group infrastructure and our efficient business model.

                    So, it should come as not surprise that our operating expense of total revenue ratio continues to decline as the company grows. For 2004, we would expect that ratio to decline to a range of 5.3 to 5.5%.

                    For the last 12 months, which is a measure we use to correct for seasonality and revenue and expense patterns, the affects to revenue ratio was 5.5%. Affects in the third quarter was a bit higher than expected due to additional professional fees and costs related to the implementation of Sarbanes Oxley Section 404.

                    That incremental cost adversely impacted net operating earnings per share by approximately 2 to 3 cents. Estimated Sarbanes Oxley implementations costs is difficult to say the least. But, it's appropriate to expect that we may see our


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
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                    affects adversely impacted in the fourth quarter to the tune of 3 to 4 cents as we come to the end stages of this implementation project.

                    Favorable results elsewhere in our business may offset that impact but it's important for shareholders to know that implementation costs are running higher than expected.

                    Finally, the resulting operating earnings per share range that we would expect to report for the year continues to be at $2.10 to $2.30 per share range. And, while earnings in a calendar year are somewhat seasonal, as the company has grown, that ramp up is becoming somewhat less pronounced, although, that has been somewhat aggravated by the seasonal patterns of ERC's premiums as they come online.

                    And, on a quarterly basis, our 2003 operating EPS ramp up should see 28 to 30% of earnings appear in quarter four. Now, let's turn ourself to preliminary guidance for 2005.

                    This guidance includes the affect of our pending acquisition of the individual life re-insurance business of ING Re that is expected to close by the end of the year. As we mentioned on our conference call announcing the acquisition, we will continue to update you regarding guidance periodically and would expect to provide additional information shortly after the closing of the transaction.

                    On the revenue front, we would expect to earn for the full year of 2005, total revenue in the range of $2.1 to $2.3 billion driven by earned premium in the range of $1.9 to $2.1 billion; investment income in the range of $275 to $350 million; and fee income in the range of $10 to $12 million for the year.


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
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                    Operating expenses for the combined operations are expected to be in the range of 4.9 to 5.2% of total revenue which represents the further achievement of operating leverage in our organization.

                    Finally, the resulting operating earnings per share that we'd expect to report for year ended 2005 would be in the range of $2.75 to $2.95 per share which represents an increase of approximately 30% over 2004's guidance range of $2.10 to $2.30.

                    That breaks down into approximately 20% derived from organic operating EPS growth in the year plus approximately 10% earnings accretion from the ING Re acquisition.

                    Finally, and perhaps most importantly, these earnings expectations result in a return on average equity of 15% for the full year ended 2005 which is one year earlier than our long held objective which was originally 2006.

                    I'd like to conclude today's prepared remarks by saying that all of us at Scottish are very excited by the prospects for the remainder of 2004, for 2005, and beyond. And, thank you for your continued support and interest in the company. And, at this point, we will open up for questions. Operator.

Operator:           At this time, I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. We are continuing to pause to queue the roster. One moment please. Your first question comes from Al Kapra of Oppenheimer and Company.

Al Kapra:           Good morning. What I was wondering is, given the amount of consolidation we've seen in the life re-insurance based over the past two years and, you


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
                                                            11-04-04/10:00 am CT
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                    know, with the ING Re deal coming up. Are you seeing any
                    changes in how the primary companies are reacting to the market place? I mean, is it creating dislocations? And, if so, you know, has that been beneficial or not for you?

Scott Willkomm:     That's a very good question, Al. I think, that the
                    consolidation trend, I think, has been a very powerful trend in terms of how it impacts both our business directly, as well as, how it impact the decision making of our customer or potential customer universe.

                    I think, that we've seen somewhere on the order of 35 to 40% of the capacity that was available, you know, say in the past two to three years get acquired by other parties. RGA acquired Aviance. Swiss Re acquired Lincoln Re.

                    We acquired a portion of ERC and now ING Re. And, there have been a number of transactions as well that have taken place. And, the concentration of capacity has caused, first of all, I think, people to reevaluate what the true cost of capital is supporting the re-insurance business.

                    And, perhaps it could be suggested that there was some capital and capacity in the market that was under priced relative to what one would consider true cost of capital. And, I think, that discipline is clearly changing the key leading companies in the industry, I think, have a fairly rigorous approach to allocating capital and costing that capital.

                    That has, in many cases, caused some of the costs of re-insurance to increase for seeding companies. Some seeding companies, we know, have reduced the amount of reliance on co-insurance and have put some of their business into an excess model which was how business was predominantly written 15 years ago.


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
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                    That hasn't particularly impacted the re-insurers because of the great degree of concentration. But, I think, it is causing direct companies to think about their relationship with the re-insurer on an economic basis.

                    So, I think, it creates great opportunity for those of us who are leading participants in the life re-insurance market. And, that list is becoming shorter, you know, in recent years certainly. But, I think, it's also creating a discipline in terms of how risk is accepted and priced. Does that answer your question?

Al Kapra:           It does. Just one follow up, since we were talking about
                    cost of capital. Where is the industry at this point in terms of coming up with a even longer term securitization solution for some of the excess reserves tied to Triple X?

Scott Willkomm:     Well, I think, speaking just somewhat anecdotally, I think, that there are clearly efficient mechanisms or structures to securitize the redundant reserve exposure generated by regulation Triple X.

                    I anecdotally believe that there are a number of transactions that are being worked on as we speak by re-insurers and by some of the large direct writers. And, I would expect that we will see a hand full of these before the end of the year and into the first quarter.

                    Keeping in mind, however, that the gross exposure to regulation Triple X over the next 10 years is quite dramatic relative to where it is today. So, I think, that re-insurers in particular are well suited to provide securitization capacity, if you will, to direct companies.

                    Because, we have a more diversified spread of risk across multiple companies, many, many companies which makes for volatility the performance of the block generally, you know, quite benign relative to an individual company's


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                    performance where they have exposure to systematic
                    underwriting risks and demographic risks and the like.

                    So, but I think, that a lot of people have talked about securitization for a long time. I think that most of what you heard in 2002/2003 was just that, talk. I think, that the latter half of 2003 and certainly through 2004 and into 2005, I think, we're seeing a lot of traction and the structures that are being developed and pursued by firms are meeting regulatory and rating agency criteria, you know, thoughtfully. So, I think, it's, you know, a long way from getting to a mature structure and process. But, it's certainly no longer just talk.

Al Kapra:           That's helpful, thanks a lot.

Operator:           Your next question comes from Jeff Schuman of KBW.

Jeff Schuman:       Morning Scott.

Scott Willkomm:     Morning.

Jeff Schuman:       I was wondering if you could repeat one statistic that I
                    missed. What was the traditional solutions new business production in the quarter?

Scott Willkomm:     Sixteen.

Jeff Schuman:       Sixteen okay. And, do you have a traditional solutions
                    production goal for 2005?

Scott Willkomm:     Yes, we do Jeff. I didn't mention that quite frankly. We
                    would anticipate with the ING Re transaction writing on the order of around $100 billion of new business.


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Jeff Schuman:       About $100 billion. And, can you just give us a little bit better understanding of kind of how you kind of market going forward with the ING? In other words, when you assume control of that company, are there - do you have the discretion to re-price or re-negotiate some of the open treaties?

                    And, are you going to do that? And, you know, how much of their, I guess, sort of new business origination platform are you taking on? Are you taking on kind of all their sales and marketing people? Or, how is that going to work?

Scott Willkomm:     Well, with respect to re-pricing existing or open treaties, the answer is, you know, we don't, you know; sort of stereotypically don't have the opportunity to re-price them.

                    That was built into the transaction and the pricing of the block as a whole in the trade we're doing with ING if you will. Restructuring or re-pricing those with individual seeding companies is highly unlikely. So, that was built into the pricing of the transaction.

Jeff Schuman:       Okay.

Scott Willkomm:     With respect to new business origination platform, you know, we anticipate welcoming a number of the team from ING to the Scottish team. Although, it is unfortunate but there are redundancies in terms of how we cover the market as a combined organization.

                    So, we will be taking on a rational element of the origination team. But, inevitably we will not be able to accommodate all of the people on the origination team.


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Jeff Schuman:       And, I mean, looking at the increase of 70 as a production issue to 100 next year. I mean, are you going to be able to attempt any kind of new market segments? Or, is this really just a penetration opportunity?

Scott Willkomm:     Well, actually there's very little over lap between our book of business sort of on a dollar weighted basis. I mean, we're in some of the same accounts. But, the amount of or the magnitude of the relationship that we have with some of the companies is relatively modest relative to ING.

                    When you sort of do a side by side, you know, the ING group has, you know, much greater breadth and depth, as you might imagine, from the size of the book of business that they're acquiring.

                    We're very familiar with these accounts. We have quoted on these accounts. Haven't won all of the accounts but have certainly a lot of experience with them. So, the nice thing is there's - the books of business are quire complimentary. So, incremental opportunities, I think, are going to be pretty attractive.

Jeff Schuman:       So, they're not really different markets. But, they've
                    penetrated a number of different accounts that you haven't historically penetrated. Is that the right way to think about it?

Scott Willkomm:     Yes, I think, that's a good way to think about it.

Jeff Schuman:       And, as we're thinking about the EPS guidance for next year, can you talk a little bit about the quarterly ramps.
                    Obviously, there's some, I guess, there's some
                    (unintelligible) about the exact point at which you close
                    ING and obviously some kind of a trajectory in terms of kind absorbing that.


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Scott Willkomm:     Right. The funny thing is I intentionally didn't give a
                    quarterly ramp. Because, we are - as we speak, you know, working on, you know, mapping out all of the sort of monthly and quarterly premium and claims patterns so that we can be very confident in giving that guidance.

                    As you may recall, when we took over ERC, we had very good annual data not very good granular, monthly, or quarterly data. So, you know, I think, our objective is to and we have certainly the time to do that over the ensuing couple of months before we close.

                    We expect to close December 31, by the way. So, the impact of ING's contribution to earnings will start effective the first of the year. So, there won't be sort of a partial period, if you will.

                    But, we'll be giving more guidance, Jeff, as we you know further, you know, verify and validate the monthly and quarterly premium patterns. So, I appreciate the question and understand why you ask it.

Jeff Schuman:       Okay, just directionally, would it be prudent at this point for us to kind of back end load that a bit?

Scott Willkomm:     It's always back end loaded. I think, the experience,
                    however, we had with ERC is that core to core tends to be the big quarter. Quarter one is next. Quarter two is third.
                    And, actually quarter three tends to be the lightest quarter.

                    A lot of it has to do when policy anniversary dates occur depending upon the actual nature of the underlying policy. So, I think, it's fair to say that it tends to be in the industry a back end loading however.


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                    So, I think, if you're contemplating taking a stab at that ramp, I think, that's probably a fair approach. But, I would just caution you that as we provide more guidance, we may want to help sort of guide the relative ramp a little bit.

Jeff Schuman:       Okay, that's helpful. Thanks a lot. You guys actually had a nice quarter.

Scott Willkomm:     Thank you.

Operator:           Your next question comes from Jeff Hopson of AG Edwards.

Jeff Hopson:        Hi, good morning.

Scott Willkomm:     Good morning.

Jeff Hopson:        A couple of questions here. We've heard about aggressive
                    placing in the primary markets for secondary guarantee products. How are you approaching that type of environment?
                    And, then two, you might have said this, but the ERC block, how did that perform in the quarter?

Scott Willkomm:     Yes, to answer your second question first, Jeff. I did
                    mention, but ERC performed well in the quarter and on a year to date basis. It's contributing to operating earnings what we expect, so. It performed in line with what we had advertised.

                    With respect to item one, we don't actively pursue opportunities in the secondary guarantee space. And, don't have, you know, any particular direct knowledge because we intentionally do not write that business.


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Jeff Hopson:        Okay. And, then on the ING acquisition, how does - you're
                    going to, I guess, maintain the Denver location. How will different functions be divided, I guess, so that you get the maximum amount of expense leverage?

Scott Willkomm:     Yes. We anticipate that Denver will be an administration and operation center for us. And, you know, we're going to develop it accordingly and in fact we're going to be moving one of our senior executives from Charlotte to Denver in the early days post closing to provide, you know, on the ground leadership in Denver.

                    So, we are initially going to run the ING book on its existing administration platform. And, we will continue to run the Scottish Re platform on its own administration platform.

                    We have brought in to work with our transition team the guys at Accenture to help us evaluate the unification of those administration systems over a fairly short period of time up close to closing, such that we will be able to further achieve more expense leverage operating leverage, if you will, in the operation.

                    All of our offices are connected by wide area network facilities. So, to the extent we have administration/staff in Charlotte and administration/staff in Denver, we don't believe that there will be any redundancy in terms of costs.

                    We actually have a relatively modest size group in Charlotte relative to the team in Denver. And, with the amount of business that we're taking on, the amount of the - the size of the book of business, the team in Denver actually will be quite fully employed as it is.


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                    So, and as you think about, as we anticipate our general
                    production to be at levels greater as a result of the transaction than they would have been had we just - had we not done the transaction, we actually will get additional unit cost leverage out of the operations side of the house.

Jeff Hopson:        That's it, very good.  Thank you.

Scott Willkomm:     Thank you.

Operator:           Your next question comes from Andrew Kligerman of UBS
                    Security.

Andrew Kligerman:   Good morning, just a quick one and then I have a follow up.
                    With regards to your cash position, it seems to have dropped by about $80 million in the quarter. Could you clarify why that went down?

Scott Willkomm:     Yes. I will do that. (Elizabeth) can you click on there?
                    We're in different locations, so.

Andrew Kligerman:   Oh okay.

(Elizabeth):        There's no particular reason for that. As you can see, the investment portfolio has gone up. And, part of that cash position does represent a short term investment within our investment portfolio. So, it would just be additional investment of cash within the investment portfolio.

Andrew Kligerman:   Okay. And, then shifting over to - let's assume that, you
                    know, we're at December 31 and the ING Re transaction has closed. Could you outline for us your debt to capital level at that time, your RBC levels, and whatever excess capital you might have? And, then maybe take us out to when you might expect to do a capital raise?


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Scott Willkomm:     Well, as you may recall, Andrew, we said when we announced the deal that we anticipated as we've been saying for three years now that we would likely be raising somewhat on the order of $200 million during the course of 2005 which is to support the ongoing growth of the business away from the ING acquisition which is for all intents in purposes funded by the negative seeding commission and the incremental capital that we're raising in connection with the deal.

                    So, the - and, we've, you know, factor that into all of our, you know, return and guidance calculations as well. So, when we give the guidance, it includes that, you know, factor. So, we - in terms of estimated capital, we would expect to have at the end of 2005, in terms of equity, exclude if you will the $200 million that we just referred to slightly in excess of $1 billion in equity.

                    Total capital on the order of, when you add in our trust preferred and mezzanine equity, that adds approximately another $390 million to the total capital base. So, effectively we'll be at about $1.4 billion of total capital sans the additional capital that I referred to which is a very high level relative to be it any IC models or any of the rating agency models, so.

Andrew Kligerman:   Would it be above 300 RBC?

Scott Willkomm:     Yes.

Andrew Kligerman:   Okay.  And, debt to capital?

Scott Willkomm:     Debt to cap, I'm just trying to look on a sheet here. It's, you know, it's going to be - I'm just trying to find a page here. I'll be approximately 19 to 20% which is the measure that we use.


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                    Now, if you include the additional $200 million, it'll be
                    about 17% and that's at the end of 2005. So, at the beginning of the year at the closing, if you will, at the end of 2004, it'll be about 20% which is the number we generally manage to.

Andrew Kligerman:   And, so if X the $200 starting out the year, I mean, how
                    much cushion do you have where you need to ride it? Like how much capital, excess capital, will you have after the $200 million starting on January 1?

Scott Willkomm:     We'll actually have a fairly substantial amount of excess
                    capital quite frankly. So...

Andrew Kligerman:   Do you feel...

Scott Willkomm:     Yes, I mean, I think, the key thing to keep in mind, we
                    start out the year of 2005 with about, you know, a very large in force block which generates significant cash flows.

                    However, it doesn't generate all that cash flow in the first quarter or first two quarters of the year. So, I think, as you look out at the company over multiple years, you see significant internal capital generation that reduces significantly, you know, our historic dependence on periodic new capital raises.

                    However, because, you know, the transaction and the cash flow from the in force book of business has (unintelligible) in the first, you know, three to six months of the year, we have continued to plan and we will obviously evaluate our capital position as we get into the new year.


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                    But, we have continued to plan and continue to guide the
                    investment community to the previous expectation that we've had out there for a number of years now.

Andrew Kligerman:   Okay, thank you.

Scott Willkomm:     Thank you.

Operator:           Again, I would like to remind everyone, if you would like to ask a question, please press star then the number one on your telephone keypad. Your next question comes from Bin Yu of Eagle Capital Management.

Bin Yu: Good morning, Scott. I have a couple of questions. One is, could you just give us a bit more color around international re-insurance business on you mentioned earlier the year giving your (unintelligible) that's one area that you are looking to growth organically. I wonder how that effort is going and what are the trends in that market.

                    Second, just to help us think about the company, what the company will look like a couple of years down the road. In terms of priority, where do international and also the financial guarantee business rank in the grandeur scheme of things.

Scott Willkomm:     Okay, sure. And, remind me if I don't remember all the ones you just asked. With respect - first of all, we don't financial guarantee business, just to correct a point. Our financial solutions business is the re-insurance of interest sensitive liabilities.

                    It's a spread business. So, we're not guaranteeing performance of bonds and stuff like that. So, I don't know, that may have just been a mix of words. The


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                    international business continues to be a very important part of our overall organization.

                    The, you know, the key management in our international team continue to feel as if we're raising the bar on them because we've significantly increased the size of North America through acquisition and expect them to maintain a fairly aggressive pace of growing organically our non-U.S. business.

                    We continue to have that focus. The markets are very, very favorable to a market participant like Scottish Re. We've invested significantly in the platform, in the people, in our Windsor office to generate that business.

                    We have - we're, you know, when we first bought the business two and a half years ago, three years ago, we wrote very little business actually in the UK. Most of the business written in the international group there was written in other parts of the world.

                    We've had an active focus on the UK since the beginning of this year, UK and Ireland. We've actually had some very successful opportunities come to us in those markets. We continue to actively mind and cover those markets and expect that that will contribute attractively to the overall business.

                    We've also been looking very closely at continental Europe as well. And, we have participated in certain portfolio closed block transactions to date. We're looking at some of the new business opportunities, the enhancement of our marketing team to focus on that particular segment of the market.

                    So, it's - while it is small, it has gotten small quite frankly because of the acquisition climate in the U.S. market which is somewhat short lived at the


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                    end of the day. So, it's a significant focus for us as a
                    group, as a management team, and as an organization overall.

                    Financial solutions continues to be an important product for us. We have intentionally viewed financial solutions as a complimentary to our mortality risk transfer business.

                    We are principally first and foremost a mortality shop. However, but financial solutions continues to be an important contributor. And, if you think about some of the guidance comments that were made, it contribute somewhere on the order of 20% of our operating profit.

                    And, we think that's appropriate, an appropriate level relative to our enterprise capital allocations. So, 20% of the overall business in the organization coming from that space. Is that helpful?

Bin Yu:             Yes, thank you.

Scott Willkomm:     Yes, thank you.

Operator:           Again, if you would like to ask a question, please press
                    star then the number one on your telephone keypad. Your next question comes from Jeff Schuman of KBW.

Jeff Schuman:       Beat this to death a little bit, I guess, I'm going to go
                    back to guidance, just getting a clearer stint of how the expectation of an equity raise intersects with your 2005 guidance. Is that in the 2005 guidance?

Scott Willkomm:     Yes, it is Jeff. It's - we assumed it was a mid year, you
                    know, use the mid year convention. So - which is probably consistent with what likely timing


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                    expectations would be. So, it's in the denominator on both the ROE calculation as well as on the operating EPS calculation.

Jeff Schuman:       Okay. And, then you spoke to this a little bit. But, I was hoping you'd come back to a little bit. Because, I know, it's an issue that's going to come up probably in the next few months.

                    And, that's the issue of, you know, the Triple X securitization solution and your view on the extent to which it represents, kind of, you know, a very helpful tool for Scottish, another re-insurers versions potentially, I guess, a threat in the form of a (unintelligible) type of capacity.

Scott Willkomm:     Sure. Yes, no that's a very good question. In fact, I spoke on an S&P conference two weeks ago or it actually, I think, it was last week on the very topic.

                    We view Triple X securitization as, you know, an important tool as you say for us. We do not see it as being very competitive with our business. In fact, what we have observed to date and, of course, there aren't a whole lot of data points out there.

                    There is a lot of conversation, however, going on. From a direct company standpoint, there are very few - it's a fairly short list of direct companies who have the size of in force portfolio on their balance sheet today who could execute, you know, an efficient securitization of Triple X related risk.

                    If you remember that most of the large term writers re-insure upwards of 80 or 90% of their books of business especially the post Triple X risk. It's already in the hands of the re-insurers such as Scottish Re and others.


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                    So, we are important and intrical parts of and parties to
                    that transaction. The way that some companies, direct companies have approached it, they still don't want the mortality volatility.

                    So, some people have contemplated, you know, stripping out the Triple X risk which is a cost of capital issue and perhaps if you're a very large organization, you may be able to achieve efficient execution and lock in that cost, if you will.

                    But, many direct companies are contemplating seeding the mortality risk premium on a YRT basis for example to the re-insurer to minimize their exposure to mortality volatility.

                    So, that's a construct that we have seen and have heard about companies considering. The other thing, though, our view is that the very powerful tool. Because, at the end of the day, our view is that the model of life re-insurer is no longer a traditional under writing, medical under writing model.

                    It's a capital and risk management model. And, cost of capital is one of the critical components to success in that space. We believe that re-insurers because of our spread of risk, our mortality expertise, our diversified portfolio of, you know, risk can be more efficient securitizers from a cost basis of the product.

                    And, we have been informally contacted, you know, by one or two I understand from our sales team directly companies who would be inclined to seed business to us and work with us on Triple X securitization.


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                    However, we have the talent and the team, if you will, who are ready, you know, have been through the exercise. They know how to do it. We know how to get regulatory approval.

                    It's a fairly arduous process at the end of the day working with all the constituencies involved. So, our view is it's a fantastic pool in terms of reducing cost of capital, mitigating risk, and is a powerful, competitive product, if you will, as we factor it into our approach to the term life market.

                    So, and quite frankly, the magnitude of Triple X exposure over the next 10, 15 years is so dramatic, that there's going to be an awful lot of variations or alternatives that people will need to pursue.

                    The depth of this new securitization market is limited. It may grow. But, it's currently limited. And, it certainly cannot accommodate - it is not the Holy Grail at this point at least to accommodate the gross amount of Triple X strain that will develop over, you know, the next 10 years.

Jeff Schuman:       Thanks a lot.

Scott Willkomm:     Thank you.

Operator:           At this time, there are no further questions. Mr. Willkomm, are there any closing remarks?

Scott Willkomm:     Yes, I'd just like to thank everyone for joining us today.
                    And, we look forward to speaking with you shortly after we close the ING transaction at the end of the year and then in February on our year end conference call. Thank you very much.


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                                                                     SCOTTISH RE
                                                      Moderator:  Michael French
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Operator:           Thank you. This concludes today's Scottish Re Group Limited
                    Third Quarter Earnings Release Conference Call. You may now disconnect.


                                       END